Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE BYLAWS OF

CAPRICOR THERAPEUTICS, INC.

The undersigned, Anthony Bergmann, hereby certifies that:

1.       He is the duly elected, qualified, and acting Chief Financial Officer of Capricor Therapeutics, Inc., a Delaware corporation formerly known as SMI Products, Inc. (the “Corporation”).

2.       The Bylaws of the Corporation (the “Bylaws”) were amended, effective August 20, 2020, in accordance with Section 8.9 thereof by the Board of Directors of the Corporation as follows:

ARTICLE IX

FORUM

SECTION 9.01 Forum for Certain Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owned by any director, officer, stockholder or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or these Bylaws (as either may be amended or restated) or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any claims under the Securities Act of 1933, as amended, or any successor thereto. Nothing herein contained shall be construed to preclude stockholders that assert claims under the Securities Exchange Act of 1934, as amended, or any successor thereto, from bringing such claims in state or federal court, subject to applicable law. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

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Executed on August 20, 2020.

/s/ Anthony Bergmann
Anthony Bergmann, Chief Financial Officer